Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Strong First-Quarter 2021 Results

Salt segment operating earnings improve while continued asset optimization is expected to reduce leverage

OVERLAND PARK, Kan. (May 4, 2021) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported significant year-over-year increases in operating earnings and adjusted EBITDA* from continuing operations during first-quarter 2021, primarily driven by improved per-unit operating cost performance and strong sales volumes of highway deicing products within the company's Salt segment.

PRESENTATION OF RESULTS

In March 2021, the company’s board of directors approved the divestiture of the company’s South America businesses and its North America micronutrient business as part of the company’s broader asset optimization strategy. Collectively, the results of these businesses have been reported as discontinued operations for all periods presented.
The continuing operations of the company are reported on the consolidated level and in two segments: Salt and Plant Nutrition (which was previously known as Plant Nutrition North America). The results in this release reflect the continuing operations of the company unless otherwise noted.

(From continuing operations, in millions, except per share data)	Three Months Ended March 31, 2021
Revenue	$426.0
Operating Earnings	63.6
Adjusted EBITDA*	97.3
Net Earnings	32.9
Net Earnings per diluted share	0.95

HIGHLIGHTS

•Realized Salt segment operating earnings of $80.1 million for the first quarter of 2021, up 41% versus the prior-year period
•Salt segment achieved lowest first-quarter operating cost per ton since 2016
•Strengthened pricing for the company's Protassium+® sulfate of potash (SOP) product to approximately $573 per ton, an improvement of 5% versus fourth-quarter 2020 pricing
*Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

Compass Minerals Reports First Quarter Earnings

•Announced approximately $478 million year-to-date in sale agreements for our South America specialty plant nutrition business and for a component of our North America micronutrient business, the latter of which closed on May 4, 2021, together expected to reduce leverage and allow the company to focus on its core operations
•Rolling Total Case Incident Rate (TCIR) reached a milestone of approximately 1.39*, reflecting the company's ongoing commitment to employee health and safety

“On the heels of a challenging year, we are pleased to have come out of the gate in 2021 with a very productive first quarter, while concurrently making meaningful progress executing on our strategic priorities,” said Kevin S. Crutchfield, president and CEO. "Our relentless focus on optimization has translated into improved per-unit operating costs within our Salt segment. In addition, continued solid demand for our Protassium+ product underpins our position as the North American SOP market leader. We also continue to focus on strengthening our balance sheet, which is expected to be aided by the proceeds from the sale agreement for our South America specialty plant nutrition business and the completed sale of certain North America micronutrient assets. Our intent moving forward is to concentrate on our advantaged core assets and selectively pursue strategic opportunities for growth.”

First-quarter 2021 revenue and operating earnings were both higher, by 23% and 40% respectively, compared to the prior-year period, driven primarily by an increase in highway deicing sales volumes of 47% and continued improvement in Salt segment operating costs per ton. In addition, consolidated adjusted EBITDA increased 30% versus first-quarter 2020. The Plant Nutrition segment continued to experience solid customer demand. While Protassium+ pricing has improved compared to the fourth quarter of 2020, Plant Nutrition segment revenue was down 4% compared to the prior-year period.

SALT SEGMENT SUMMARY
First-quarter 2021 Salt segment revenue totaled $369.0 million, a 28% increase from prior-year results, as a 41% increase in sales volumes was partially offset by a 9% decline in average selling prices. Higher seasonal demand for both U.S. and U.K. highway deicing products drove increased sales volumes compared to the first quarter of 2020, in addition to a 2% improvement in consumer and industrial (C&I) sales volumes. Salt segment average selling prices benefited from a 5% increase in C&I average sales prices compared to the same period in the prior year, primarily due to ongoing internal optimization efforts and product sales mix. This was more than offset by an expected 8% decline in year-over-year highway deicing average sales prices as the prior-year bid season weighed on results.

Salt segment operating earnings in first-quarter 2021 increased 41% to $80.1 million, compared to $56.9 million a year ago, while EBITDA grew 37% to $98.1 million. Salt segment operating margin expanded to 22% in first-quarter 2021 from 20% in the prior year, and EBITDA margin expanded to 27% from 25%. These results were primarily driven by sales mix as well as lower per-unit salt costs resulting from strong production at both the Goderich mine and Winsford mine in the U.K.

*Number of injuries per 200,000 exposure hours.

Compass Minerals Reports First Quarter Earnings

WINTER WEATHER EFFECT

Snow events during the first quarter of 2021 in Compass Minerals’ North American market were approximately 8% below the 10-year average. For the full winter season, snow events were also 8% below the 10-year average. Despite these circumstances, the company estimates that severe winter weather during February 2021 in the U.S. and strong winter weather in the U.K. during the quarter positively affected operating earnings by $11 million to $14 million in first-quarter 2021 and partially offset the negative operating earnings impact from winter weather in fourth-quarter 2020. The company estimates an adverse impact on operating earnings of $11 million to $13 million for the full winter season.

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three Months Ended March 31,		Winter Season(1)
	2021	2020	2021	2020
Favorable (unfavorable) to average weather:
Sales	$28 to $33	($40) to ($45)	($32) to ($37)	($40) to ($45)
Operating earnings	$11 to $14	($15) to ($18)	($11) to ($13)	($15) to ($18)
(1) Includes estimated impact for the three months ended March 31 and the three months ended December 31.

PLANT NUTRITION SEGMENT SUMMARY
Plant Nutrition segment (previously known as the Plant Nutrition North America segment) revenue in the first quarter of 2021 totaled $54.2 million, down 4% from prior-year results. Sales volumes and average selling prices each decreased approximately 2% compared to first-quarter 2020 results. This was partially offset by a 9% improvement in per-unit logistics costs primarily driven by a significantly higher mix of direct customer shipments compared to the same period a year ago. First-quarter operating earnings declined $2.2 million from the first quarter of 2020 to $4.4 million, which reflects higher operating costs per ton, while EBITDA totaled $13.2 million compared to $16.4 million in the prior-year period. First-quarter 2021 operating margin was 8% compared to 12% in the prior year and the EBITDA margin was 24% compared to 29% in the prior year, both reflecting higher per-unit cost and lower pricing, partially offset by lower logistics unit cost.

On May 4, 2021, the company successfully closed its previously announced North America micronutrient sale to Koch Agronomic Services for approximately $60 million, subject to a closing working capital adjustment.

OTHER FINANCIAL HIGHLIGHTS
The company reported a first-quarter 2021 loss on foreign exchange of $2.1 million compared to a gain on foreign exchange of $18.0 million in the prior-year quarter, primarily driven by the significant appreciation of the Canadian dollar during first-quarter 2021.

Interest expense decreased $0.9 million from first-quarter 2020 levels to $15.7 million due to lower weighted average interest rates and lower debt levels.

Compass Minerals Reports First Quarter Earnings

Cash flow from continuing operations for the first quarter of 2021 totaled $196.8 million compared to $230.3 for the same period in 2020. Excluding the one-time, $55 million tax refund in first-quarter 2020, cash flow from continuing operations for the current quarter was up $21.5 million or 12% versus the prior period.

Capital spending from continuing operations for the first quarter of 2021 totaled $16.6 million.

The company ended the quarter with $329.8 million of liquidity, which includes $42.8 million in cash and cash equivalents from continuing operations and approximately $287.0 million of availability on its $300 million revolving credit facility.

OUTLOOK

Beginning with this earnings release, Compass Minerals will provide full-year adjusted EBITDA guidance and corporate level expenditure guidance on a pro forma continuing operations basis, which excludes 2021 operating results from the former Plant Nutrition South America segment and North America micronutrient business.

The continuing operations of the company will be reported on a consolidated level and in two segments: Salt and Plant Nutrition.

Given higher-than-expected Salt segment sales volumes and the improved cost structure at our Goderich mine, we are adjusting our full-year 2021 EBITDA outlook for continuing operations to $270 million to $295 million from our prior pro forma outlook of $250 million to $280 million. Pro forma prior outlook excludes approximately $80 million of full-year 2021 EBITDA from discontinued operations.

For the second quarter of 2021, we expect Salt segment revenue to benefit from mix driven average selling price improvement, partially offsetting anticipated higher year-over-year logistics costs and sales mix related per-unit operating costs.

In the Plant Nutrition segment, given the amount of sales generated in the first quarter, we expect a modest year-over-year decrease in second-quarter 2021 sales volumes with slightly higher average SOP selling prices compared to the prior-year period.

Compass Minerals Reports First Quarter Earnings

2021 OUTLOOK (pro forma for continuing operations): FULL YEAR ADJUSTED EBITDA: $270 million to $295 million
	2Q21	FY21
Salt Segment
Volume		11.5 million to 12.3 million tons
Revenue	$110 million to $135 million
EBITDA	$37 million to $47 million
Plant Nutrition Segment
Volume		350,000 to 380,000 tons
Revenue	$40 million to $50 million
EBITDA	$8 million to $13 million
Corporate
Corporate and other expense*		$55 million to $60 million
Interest expense		$58 million to $60 million
Depreciation, depletion and amortization		$115 million to $120 million
Capital expenditures		$95 million to $100 million
Effective tax rate		~28%
*Excludes depreciation, amortization and stock-based compensation.

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, May 5, 2021, at 10 a.m. ET. To access the conference call, interested parties should visit the company’s website at compassminerals.com or dial 1-833-900-1533. Callers must provide the conference ID number 1587105. Outside of the U.S. and Canada, callers may dial 1-236-712-2274. Replays of the call will be available on the company’s website.

A corporate presentation with first-quarter 2021 performance results will also be available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. Its plant nutrition business manufactures an innovative and diverse portfolio of products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty chemical business serves the water treatment industry and other industrial processes. The company operates 21 production and packaging facilities with more than 3,000 personnel throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Douglas Kris	Rick Axthelm
Senior Director of Investor Relations	SVP and Chief Public Affairs Officer
+1.917.797.4967	+1.913.344.9198
krisd@compassminerals.com	MediaRelations@compassminerals.com

Compass Minerals Reports First Quarter Earnings

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company’s ability to strengthen its balance sheet, concentrate on core assets and pursue growth opportunities; Goderich mine, logistics and operating costs; prices; and the company’s outlook for the second quarter of 2021 and the full year of 2021, including its expectations regarding adjusted EBITDA, volume, revenue, EBITDA, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) impacts of the COVID-19 pandemic, (ii) weather conditions, (iii) pressure on prices and impact from competitive products, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, (vi) the timing and completion of the proposed transaction to sell the company’s South America agriculture business, and (vii) the timing and the outcome of the sale process for the company’s other South America businesses. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed or to be filed with the SEC and the company’s Current Report on Form 8-K filed with the SEC on March 24, 2021. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and

Compass Minerals Reports First Quarter Earnings

Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA excludes stock-based compensation. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA, Adjusted EBITDA and EBITDA margin as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales.

Compass Minerals Reports First Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2021	2020
Net earnings from continuing operations	$32.9	$33.9
Interest expense	15.7	16.6
Income tax expense	12.6	12.6
Depreciation, depletion and amortization	29.9	27.4
EBITDA from continuing operations	91.1	90.5
Adjustments to EBITDA from continuing operations:
Stock-based compensation - non cash	3.8	2.3
Loss (gain) on foreign exchange	2.1	(18.0)
Other expense, net	0.3	0.3
Adjusted EBITDA from continuing operations	97.3	75.1
Adjusted EBITDA from discontinued operations	10.5	4.5
Adjusted EBITDA	$107.8	$79.6

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended March 31,
	2021	2020
Sales	$369.0	$287.8
Operating earnings	$80.1	$56.9
Operating margin	21.7%	19.8%
EBITDA(1)	$98.1	$71.5
EBITDA(1) margin	26.6%	24.8%
Sales volumes (in thousands of tons):
Highway deicing	4,550	3,104
Consumer and industrial	478	469
Total salt	5,028	3,573
Average sales prices (per ton):
Highway deicing	$64.00	$69.30
Consumer and industrial	$162.70	$154.84
Total salt	$73.38	$80.53
(1)Non-GAAP financial measure. Reconciliations follow in these tables.

Compass Minerals Reports First Quarter Earnings

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2021	2020
Reported GAAP segment operating earnings	$80.1	$56.9
Depreciation, depletion and amortization	18.0	14.6
Segment EBITDA	$98.1	$71.5
Segment sales	369.0	287.8
Segment EBITDA margin	26.6%	24.8%

Plant Nutrition Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended March 31,
	2021	2020
Sales	$54.2	$56.4
Operating earnings	$4.4	$6.6
Operating margin	8.1%	11.7%
EBITDA(1)	$13.2	$16.4
EBITDA(1) margin	24.4%	29.1%
Sales volumes (in thousands of tons)	94	96
Average sales price (per ton)	$579	$590
(1)Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Plant Nutrition Segment EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2021	2020
Reported GAAP segment operating earnings	$4.4	$6.6
Depreciation, depletion and amortization	8.8	9.8
Segment EBITDA	$13.2	$16.4
Segment sales	54.2	56.4
Segment EBITDA margin	24.4%	29.1%

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended March 31,
	2021	2020
Sales	$426.0	$346.9
Shipping and handling cost	123.2	98.5
Product cost	206.8	173.2
Gross profit	96.0	75.2
Selling, general and administrative expenses	32.4	29.8
Operating earnings	63.6	45.4
Other expense (income):
Interest expense	15.7	16.6
Loss (gain) on foreign exchange	2.1	(18.0)
Other expense, net	0.3	0.3
Earnings from continuing operations before income taxes	45.5	46.5
Income tax expense for continuing operations	12.6	12.6
Net earnings from continuing operations	32.9	33.9
Net loss from discontinued operations	(256.5)	(6.3)
Net (loss) earnings	$(223.6)	$27.6

Basic net earnings from continuing operations per common share	$0.96	$0.99
Basic net loss from discontinued operations per common share	(7.55)	(0.19)
Basic net (loss) earnings per common share	$(6.59)	$0.80

Diluted net earnings from continuing operations per common share	$0.95	$0.99
Diluted net loss from discontinued operations per common share	(7.55)	(0.19)
Diluted net (loss) earnings per common share	$(6.60)	$0.80
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,974	33,892
Diluted	34,012	33,892
(1)Weighted participating securities include RSUs and PSUs that receive non-forfeitable dividends and consist of 445,000 and 412,000 weighted participating securities for the three months ended March 31, 2021 and 2020, respectively.

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	March 31,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$42.8	$10.6
Receivables, net	158.6	185.1
Inventories	219.9	299.9
Current assets held for sale	338.8	206.5
Other current assets	49.0	55.1
Property, plant and equipment, net	845.0	851.7
Noncurrent assets held for sale	—	404.1
Intangible and other noncurrent assets	250.9	249.4
Total assets	$1,905.0	$2,262.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$—	$10.0
Current liabilities held for sale	199.3	111.5
Other current liabilities	194.1	174.8
Long-term debt, net of current portion	1,184.0	1,299.1
Noncurrent liabilities held for sale	—	76.1
Deferred income taxes and other noncurrent liabilities	204.3	203.9
Total stockholders' equity	123.3	387.0
Total liabilities and stockholders' equity	$1,905.0	$2,262.4

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Three Months Ended March 31,
	2021	2020
Net cash provided by operating activities(1)	$200.2	$228.6

Cash flows from investing activities:
Capital expenditures(2)	(18.2)	(25.3)
Other, net	2.0	(0.6)

Net cash used in investing activities	(16.2)	(25.9)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	6.3	46.2
Principal payments on revolving credit facility borrowings	(136.6)	(147.2)
Proceeds from issuance of long-term debt	69.8	22.0
Principal payments on long-term debt	(55.1)	(18.7)
Dividends paid	(24.1)	(24.8)
Deferred financing costs	(0.1)	(0.1)
Other, net	(0.5)	(0.2)

Net cash used in financing activities	(140.3)	(122.8)
Effect of exchange rate changes on cash and cash equivalents	(1.1)	(4.8)
Net change in cash and cash equivalents	42.6	75.1
Cash and cash equivalents, beginning of the year	21.0	34.7

Cash and cash equivalents, end of period	63.6	109.8
Less: cash and cash equivalents included in current assets held for sale	(20.8)	(15.8)
Cash and cash equivalents of continuing operations, end of period	$42.8	$94.0
(1)Includes cash flows provided (used) from discontinued operations of $3.4 million and $(1.7) million in 2021 and 2020, respectively.
(2)Includes capital expenditures of $1.6 million and $1.4 million related to discontinued operations in 2021 and 2020, respectively.

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended March 31, 2021	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$369.0	$54.2	$2.8	$426.0
Intersegment sales	—	0.5	(0.5)	—
Shipping and handling cost	115.5	7.7	—	123.2
Operating earnings (loss)	80.1	4.4	(20.9)	63.6
Depreciation, depletion and amortization	18.0	8.8	3.1	29.9
Total assets (as of end of period)	892.9	481.9	191.4	1,566.2

Three Months Ended March 31, 2020	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$287.8	$56.4	$2.7	$346.9
Intersegment sales	—	0.3	(0.3)	—
Shipping and handling cost	89.9	8.6	—	98.5
Operating earnings (loss)	56.9	6.6	(18.1)	45.4
Depreciation, depletion and amortization	14.6	9.8	3.0	27.4
Total assets (as of end of period)	956.5	528.4	32.2	1,517.1
(1)Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.